Exhibit 23.3
Consent of Independent Auditor
We consent to the use in this Registration Statement on Form S-1 of ZoomInfo Technologies Inc. of our report dated November 22, 2019 relating to the consolidated financial statements of Zoom Information, Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.
/s/ RSM US LLP
Boston, MA
November 20, 2020